FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-2180

             Exact Name of Registrant as specified in its charter:
                       Total-Tel USA Communications, Inc.

   Address, including zip code, and telephone number, including area code of registrant's principal executive offices:

   Overlook at Great Notch, 150 Clove Road, Box 449, Little Falls, New Jersey
                           07424; Tel. (973) 812-1100

            Title of each class of securities covered by this Form:

                          Common Share Purchase Rights

Titles of all other classes of securites for which a duty to file reports under section 13(a) or 15(d) remains:

                                  Common Stock

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule    12g-4(a)(1)(i)   [x]   Rule    12h-3(b)(1)(ii)   [ ]
    Rule    12g-4(a)(1)(ii)  [ ]   Rule    12h-3(b)(2)(i)    [ ]
    Rule    12g-4(a)(2)(i)   [ ]   Rule    12h-3(b)(2)(ii)   [ ]
    Rule    12g-4(a)(2)(ii)  [ ]   Rule    15d-6             [ ]
    Rule    12h-3(b)(1)(i)   [ ]

      Approximate number of holders of record as of the certification or notice date:
                                      -0-


      Pursuant to the requirements of the Securities Exchange Act of 1934 (Total -Tel USA Communications, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         TOTAL-TEL USA COMMUNICATIONS, INC.


DATE:   January 15, 1999           BY:   /s/ Warren H. Feldman
                                         -------------------------------------
                                         Warren H. Feldman
                                         Chairman and Chief Executive Officer